Exhibit 99.1

Quepasa Adjusted EBITDA Positive in First Post-Merger Quarter
Record Revenues of $10.8 Million

Preliminary First-Quarter Results

NEW HOPE, PA -- April 30, 2012 -- Quepasa Corporation (QPSA: NYSE Amex) today announced select preliminary unaudited financial results for the quarter ended March 31, 2012, which is the first full quarter following the closing of its merger with Insider Guides, Inc. (d/b/a myYearbook) in November of 2011. For the quarter, Quepasa expects to report revenues of $10.8 million and positive adjusted EBITDA, a non-GAAP financial measure, of $673,000 compared to a loss to common shareholders of approximately $1.9 million.  This reflects a 382% growth in revenue over the same period one year ago.

The company plans to report final results for the 2012 first quarter on May 3, 2012 after the market close.

Conference Call Details
Management will host a conference call on May 3, 2012 at 4:30 p.m. (EST) to discuss details and answer questions about the company’s first quarter of fiscal year 2012 financial results. The conference call can be accessed by dialing toll-free 1-877-941-2069 or toll/International 1-480-629-9713. A webcast will also be available at the following link: https://viavid.webcasts.com/starthere.jsp?ei=1005254. A replay of the call will also be available at the Investors section of quepasacorp.com for one year.

About Quepasa Corporation
Quepasa Corporation (QPSA: NYSE Amex) is the public market leader for social discovery and owner of Latin-American platform Quepasa and North-American platform myYearbook. In April 2012, Quepasa announced plans of its platform rebrand to MeetMe™, part of a global strategy to expand how people discover and meet in an increasingly online and mobile world. The company makes meeting new people fun through social games and apps, monetized by both advertising and virtual currency. Quepasa has strong reach throughout the world, with a concentration of 78+ million users across the Americas and is headquartered in New Hope, Pennsylvania. For more information about the Company, go to www.quepasacorp.com. To find out more about the coming rebrand, please visit www.meetme.com or follow us on Twitter @meetme.

Unaudited Reconciliation of Adjusted EBITDA

QUEPASA  CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	For the Three Months Ended			For the Three Months Ended			For the Three Months Ended
	March 31, 2012	Per Basic Share	Per Diluted Share	March 31, 2011	Per Basic Share	Per Diluted Share	December 31, 2011	Per Basic and Diluted Share

Net loss allocable to common shareholders	$(1,858,658)	$(0.05)	$(0.05)	$(1,517,001)	$(0.10)	$(0.07)	$(5,457,271)	$(0.20)
Interest expense	298,068	0.01	0.01	149,986	0.01	0.01	204,199	0.01
Depreciation and amortization	907,399	0.02	0.02	136,460	0.01	0.01	603,030	0.02
Amortization of stock based compensation	1,036,061	0.03	0.03	873,234	0.06	0.03	1,469,637	0.05
EBITDA	382,870	0.01	0.01	(357,321)	(0.02)	(0.02)	(3,180,405)	(0.12)
Acquisition and restructuring costs	290,067	0.01	0.01	367,751	0.02	0.02	779,441	0.03
Loss on impairment of goodwill	-	-	-	-	-	-	1,409,127	0.05
Adjusted EBITDA	$672,937	$0.02	$0.02	$10,430	$0.00	$0.00	$(991,837)	$(0.04)

Weighted average number of shares outstanding, Basic	36,189,173			15,662,232			27,770,127

Weighted average number of shares outstanding, Dilutive	41,800,383			24,437,565

Use of Non-GAAP Financial Information
The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA.  The Company defines adjusted EBITDA as earnings (or loss) before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation excluding non-recurring acquisition and restructuring expenses and a goodwill impairment charge. Other companies (including the Company’s competitors) may define adjusted EBITDA differently.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of Quepasa’s liquidity or any other financial measure.  It may not be indicative of the historical operating results of Quepasa nor is it intended to be predictive of potential future results.  Investors should not consider adjusted EBITDA in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Contact:
Robin Shallow
EVP Communications & Public Relations
Quepasa Corporation
(215) 862-1162 x230
robin@myyearbook.com

Investor Contact:
E. Brian Harvey
Vice President of Capital Markets and Investor Relations
Quepasa Corporation
(310) 801-1719
brian.harvey@quepasacorp.com
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